SUPPLEMENTARY AGREEMENT

To
The Equity Purchase Agreement

And

The Complementary Agreement

On Share Purchase Price and Payment

This supplementary agreement (the “Agreement”) is hereby entered in Shenzhen, China, on March 25, 2008 by and among:

Party A: Shenzhen Peng Sang Pu Solar Industrial Products Corporation (“SZPSP”)
Legal Representative: Qiu Renzheng
Shareholders: Qiu Renzheng, Chen Hanwen, Luo Bing (the “Shareholders”)

Party B: Deli Solar Techonology Development Company (“Deli Solar (Beijing)”)
Legal Representative: Du Deli

Both Party A and Party B hereby agree as follows:

A. Purchase Price:

1.	The purchase price for the net asset of SZPSP, being RMB 28,800,000 shall be paid in cash;
2.
The purchase price for the intangible assets of SZPSP, being RMB 20,000,000, shall be paid by the Common Stock of China Solar & Clean Energy Solutions, Inc. (the “Common Stock”), in the total amount of 1,419,729 shares.

The total purchase price shall be RMB 48,800,000.

B. Payment Method:

1.	The cash purchase price of RMB 28,800,000 shall be paid by Party B to Party A before the end of year 2008. (Check)
2.	The Common Stock shall be transferred to the Shareholders in the amounts set forth in the following table, before the end of second quarter of 2008:

a)	Renzheng Qiu	407,064 shares;
b)	Hanwen Chen	746,515 shares;
c)	Bin Luo	266,150 shares.

Registration procedures and other matters shall refer to the relevant provisions of the Complimentary Agreement.

3.
Party B hereby agrees to issue to the Shareholders Series A Warrants to purchase a total amount of 141,973 shares of common stock at an exercise price of $2.50 per share, subject to future adjustment (the “Warrants”). The Warrants shall be issued to each Shareholder according to the following table:

a)	Renzheng Qiu	40,706 shares;
b)	Hanwen Chen	74,652 shares;
c)	Bin Luo	26,615 shares.

C. Miscellaneous

1.	The closing date shall be March 31, 2008 (the “Closing Date”).
2.	Shareholders shall collect all account receivables and pay off all account payables and debts existing on or before the Closing Date.
3.	The accountants of Party B shall be in charge of the ledgers and accounts belonging to the Shareholders on or before June 30th, 2009.
4.	Unless stated otherwise herein, the Complementary Agreement remains effective.
5.	The Agreement shall be effective as the date of the execution of the Agreement.

Party A:

Shenzhen Peng Sang Pu Solar Industrial Products Corporation

/s/ Renzheng Qiu
By: Renzheng Qiu

/s/ Renzheng Qiu
Renzheng Qiu

/s/ Hanwen Chen
Hanwen Chen

/s/ Bin Luo
Bin Luo

Party B

Deli Solar Techonology Development Company

/s/ Deli Du
By: Deli Du